Exhibit 10.1

Execution Version
AMENDED AND RESTATED
REPURCHASE AGREEMENT
BY AND AMONG
FINANCE OF AMERICA COMPANIES INC.,
FINANCE OF AMERICA EQUITY CAPITAL LLC,
AND
THE SELLER ENTITIES LISTED ON SCHEDULE A HERETO
Dated as of November 13, 2025

TABLE OF CONTENTS
i

EXHIBITS

Exhibit A – Definitions

SCHEDULES

Schedule A - List of Seller Entities
ii

AMENDED AND RESTATED REPURCHASE AGREEMENT
This AMENDED AND RESTATED REPURCHASE AGREEMENT dated as of November 13, 2025 (this “Agreement”) is by and among Finance of America Companies Inc., a Delaware corporation (“FOA”), Finance of America Equity Capital LLC (“FOAEC”, and together with FOA, the “Company”), and the Seller Entities listed on Schedule A (each, a “Seller Entity”, and, collectively, the “Seller”). Each of the Company and the Seller is also referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.
RECITALS
WHEREAS, the Parties previously entered into that certain Repurchase Agreement dated as of August 4, 2025 (the “Prior Agreement”). Pursuant to Section 6.9 of the Prior Agreement, by execution of this Agreement, the Parties hereby amend and restate the Prior Agreement in its entirety as set forth in this Agreement;
WHEREAS, the Company desires to purchase from the Seller, and the Seller desires to sell, transfer, assign and deliver to the Company, the Sold Equity (as defined below) in consideration of the payment of the Purchase Price (as defined below) by or on behalf of the Company to the Seller, on the terms and subject to the conditions set forth herein;
WHEREAS, the Audit Committee of the Board of Directors consisting only of independent and disinterested directors (the “Audit Committee”) has (i) determined that the transactions contemplated by this Agreement are in the best interests of FOA and its stockholders (other than the Seller and any of its Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and (iii) recommended that the Board of Directors approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;
WHEREAS, the Board of Directors, based on the recommendation of the Audit Committee, has (i) determined that the transactions contemplated by this Agreement are in the best interests of FOA and its stockholders, and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein; and
WHEREAS, the board of managers of FOAEC has (i) determined that the transactions contemplated by this Agreement are in the best interests of FOAEC and its equityholders (other than the Seller and any of its Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
Article I

PURCHASE AND SALE OF SOLD EQUITY
Section 1.1Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement:
(a)at the First Closing, FOA shall purchase and accept, and each Seller Entity shall sell, transfer, assign and deliver to FOA, at least 50% (with the exact amount specified by FOA at least one Business Day prior to the First Closing) of the equity interests set forth opposite each such Seller Entity’s name on Schedule A as of the date hereof (other than any Class B Common Stock and Earnout Rights) (collectively, the “First Closing Sold Equity”), and
(b)at the Second Closing, FOA shall purchase and accept, and each Seller Entity shall sell, transfer, assign and deliver to FOA, all remaining equity interests set forth opposite each such Seller Entity’s name on Schedule A as of the date hereof to the extent not purchased at the First Closing (including all Class B Common Stock and Earnout Rights) (collectively, the “Second Closing Sold Equity” and, together with the First Closing Sold Equity, the “Sold Equity”), as adjusted pursuant to Section 4.4,
(c)in each case, in consideration of the payment by or on behalf of FOA of $10.00 per FOAEC Unit or per share of Class A Common Stock, as applicable (which price shall, solely for purposes of the Second Closing Sold Equity (or if the First Closing has not occurred on or prior to the Initial Outside Date, for all Sold Equity) increase by a fixed rate per annum equal to 15.00% accruing monthly (determined based on the number full days that occur following the First Closing (or if the First Closing does not occur on or prior to the Initial Outside Date, following the Initial Outside Date) until the Second Closing, divided by 365)), $0.00 per share of Class B Common Stock and $0.00 per Earnout Right; provided, that, if the First Closing does not occur on or prior to the Initial Outside Date (for whatever reason), the Purchase Price shall automatically increase by a premium of $10,037,271.20, which incremental amount shall be immediately due and payable upon the First Closing (or at the first time any Sold Equity is repurchased hereunder) and which amount shall be added to the Purchase Price accruing interest hereunder (the aggregate amount so payable to the Seller Entities at the First Closing, the “First Closing Purchase Price”; the aggregate amount so payable to the Seller Entities at the Second Closing, the “Second Closing Purchase Price”; the First Closing Purchase Price and the Second Closing Purchase Price, collectively, the “Purchase Price”). The Purchase Price as of the date hereof is $80,298,170.00, without the application of interest or premium thereon and assuming all of Sellers’ equity interests set forth on Schedule A are repurchased at the First Closing and that the First Closing has occurred on or prior to the Initial Outside Date.
Section 1.2Closings.
(a)On, and subject to, the terms and conditions set forth in this Agreement, the initial closing of the sale, purchase, assignment, transfer and delivery of the First Closing Sold Equity (the “First Closing”) shall take place on the earlier of (x) December 4, 2025 and (y) the third Business Day following the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the First

Closing but subject to the satisfaction or waiver of those conditions at the First Closing) remotely via the exchange of executed documents and signature pages (or such other date, time and place as is mutually agreed to by the Company and the Seller). The day on which the First Closing occurs is referred to herein as the “First Closing Date”.
(b)On, and subject to, the terms and conditions set forth in this Agreement, the closing of the sale, purchase, assignment, transfer and delivery of the Second Closing Sold Equity (the “Second Closing” and, together with the First Closing, each a “Closing”) shall take place no later than February 27, 2026. The day on which the Second Closing occurs is referred to herein as the “Second Closing Date” (together with the First Closing Date, each a “Closing Date”).
(c)At or prior to each Closing, each Seller Entity shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 certifying that such Seller Entity is a U.S. person.
(d)For U.S. federal and applicable state and local income tax purposes, it is intended that (i) each purchase of Class A Common Stock hereunder shall be treated as an exchange under Section 302(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) each purchase of FOAEC Units hereunder shall be treated as (x) if the purchase is made by FOAEC and not funded by a contribution of cash to FOAEC by FOA or any of its Affiliates, a distribution under Section 731 of the Code or (y) if the purchase is made by FOA or any of its Affiliates (other than FOAEC or its Subsidiaries) or funded by a contribution of cash to FOAEC by FOA or any of its Affiliates, a sale by the applicable Seller Entity of an interest in a partnership. The Parties hereto shall not take any position inconsistent with such intended treatment for applicable tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(e)Notwithstanding anything to the contrary in this Agreement, the Company, its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any payments under this Agreement any amount required to be deducted or withheld by applicable Law; provided, that absent a change in applicable Laws after the date of the Prior Agreement, no tax shall be withheld from any payments hereunder to any Seller Entity that complies with Section 1.2(c). Any amount so deducted or withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except with respect to withholding resulting from a failure to deliver a tax form contemplated by this Agreement, the Company shall use commercially reasonable efforts to provide prior notice of any amounts required to be deducted and withheld from any payment made by it pursuant to this Agreement and to cooperate in good faith to either reduce or eliminate any amounts required to be so deducted and withheld in respect of any such Person, at such Person’s request, to the extent permitted by law; provided that such requesting Person provides the applicable withholding Party with duly executed certifications, documents or forms required to reduce or avoid such deduction or withholding.
Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Seller as of date of this Agreement and as of each Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as set forth in the SEC Documents filed by the Company with the SEC, and publicly available, after January 1, 2023 and prior to the date of the Prior Agreement

(other than any disclosures set forth in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings):
Section 2.1Organization and Power. The Company is a corporation or limited liability company (as applicable) validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate or limited liability company power and authority to own or lease its assets, rights and properties and to carry on its business as presently conducted.
Section 2.2Authorization; No Conflicts.
(a)The Company has all necessary corporate or limited liability company power and authority and has taken all necessary corporate or limited liability action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. Assuming due execution and delivery thereof by the Seller, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)The authorization, execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby does not and will not: (i) violate or result in the breach of any provision of the Governing Documents; or (ii) with such exceptions that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (A) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any mortgage, loan or credit agreement, indenture, bond, note, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract; (B) violate any provision of, constitute a breach of, or default under, any Laws applicable to the Company or any of its Subsidiaries; or (C) result in the creation of any Lien upon any assets, rights or properties of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a Governmental Entity to the Company or any of its Subsidiaries.
Section 2.3Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Entity is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, except for any filings required under the Exchange Act and the Securities Act, if and as applicable.
Section 2.4Litigation. There (i) are no Actions of any kind whatsoever, at Law or in equity, pending or, to the knowledge of the Company, threatened that challenges or seeks, or if adversely determined would be reasonably likely, to prevent or materially and adversely impact the consummation of the transactions contemplated by this Agreement or the performance of the Company’s obligations hereunder, and (ii) is no injunction, order or decree of any nature of any Governmental Entity in effect to which the Company is subject (and, to the knowledge of the Company, no such injunction, order or decree is threatened) that would be reasonably likely to prevent or materially and adversely impact the consummation of the transactions contemplated by this Agreement or the performance of the Company’s obligations hereunder.

Section 2.5No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.
Section 2.6Solvency.  The Company and its Subsidiaries, on a consolidated basis, are Solvent as of the date of this Agreement.
Section 2.7Sufficiency of Funds.  The Company intends that it will have sufficient funds to consummate the transactions when each applicable Closing is required to occur pursuant to Section 1.2.
Section 2.8No Additional Representations. Except for the representations and warranties made by the Company in this Article II and in any certificate delivered to the Seller in connection with this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Seller, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Seller or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Seller and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement and in any certificate delivered to the Seller as may be required by this Agreement, nor will anything in this Agreement operate to limit any claim by any Seller or any of its respective Affiliates for Fraud.
Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Company as of the date of this Agreement and as of each Closing Date (except to the extent made only as of a specified date in which case as of such date) that:
Section 3.1Organization and Power. Each Seller Entity is duly formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted.
Section 3.2Authorization; No Conflicts.
(a)The Seller has all necessary power and authority and has taken all necessary entity action required for the due authorization, execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller. Assuming due execution and delivery thereof by the Company, this Agreement is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)The authorization, execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, does not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Seller; or (ii) with such exceptions that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (A) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Seller or any of its Subsidiaries or any Contract to which the Seller or any of its Subsidiaries is a party or accelerate the Seller’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract; (B) violate any provision of, constitute a breach of, or default under, any Laws applicable to the Seller or any of its Subsidiaries; or (C) result in the creation of any Lien upon any assets, rights or properties of the Seller or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a Governmental Entity to the Seller or any of its Subsidiaries.
Section 3.3Government Approvals. No consent, approval, or authorization of, or filing with, any Governmental Entity is or will be required on the part of the Seller in connection with the execution, delivery and performance by the Seller of this Agreement, except for any filings required under the Exchange Act and the Securities Act, if and as applicable.
Section 3.4Ownership of Sold Equity. Subject to Section 4.4, and other than any Sold Equity which has been sold pursuant to this Agreement, each Seller Entity directly owns, beneficially and of record, and has good and valid title to, the equity interests set forth opposite such Seller Entity’s name on Schedule A hereto, free and clear of all Liens, other than Liens under federal or state securities Laws, Liens created by the Company or Liens arising under the Governing Documents. Other than the Sold Equity, the Seller Entities do not own any equity interests (or other Earnout Rights) in the Company or any of its controlled Affiliates. Subject to Section 4.4, no Seller Entity is a party to any option, warrant, purchase right, conversion right, right of first refusal, call, put or other contract or commitment that could require such Seller Entity to sell, transfer, or otherwise dispose of any of the Sold Equity. No Seller Entity is party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Sold Equity (other than the Governing Documents). Upon the transfer and delivery of the applicable portion of the Sold Equity being sold hereunder by the Seller to the Company at the applicable Closing, the Company will receive good and valid title to such portion of the Sold Equity, free and clear of all Liens (other than Liens under federal or state securities Laws or Liens created by the Company or arising under the Governing Documents).
Section 3.5Litigation. There (i) are no Actions of any kind whatsoever, at Law or in equity, pending or, to the knowledge of the Seller, threatened that challenges or seeks, or if adversely determined would be reasonably likely, to prevent or materially and adversely impact the consummation of the transactions contemplated by this Agreement or the performance of the Seller’s obligations hereunder, and (ii) is no injunction, order or decree of any nature of any Governmental Entity in effect to which any Seller Entity is subject (and, to the knowledge of Seller, no such injunction, order or decree is threatened) that would be reasonably likely to prevent or materially and adversely impact the consummation of the transactions contemplated by this Agreement or the performance of the Seller’s obligations hereunder.
Section 3.6Access to Information; Independent Investigation. The Seller represents that it has: (i) sufficient knowledge and expertise to evaluate the merits and risks of the transactions contemplated by this Agreement and to protect its own interest in connection with the transactions contemplated by this Agreement; (ii) conducted, to the extent it deemed necessary or appropriate, its own independent investigation (including, but not limited to, consultation with its legal, tax and/or financial advisors) of such matters as, in its judgment, are necessary for it to make an informed decision with respect to the transactions contemplated by this Agreement, including as to the terms and conditions of this Agreement and the Purchase Price; and (iii) not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II and, if the certificate contemplated by Section 5.1(c) is delivered, any representations provided in such certificate delivered by the Company). The Seller acknowledges and accepts that, subject to compliance with the terms of this Agreement, including with Section 4.5, the Company may engage in future transactions that could affect the overall value of the Company, its Subsidiaries or the Class A Common Stock or FOAEC Units.
Section 3.7No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker as a result of any Contract entered into by the Seller or any of its Affiliates and for which the Company or any of its Subsidiaries will be liable.
Section 3.8No Additional Representations. The Seller acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties made by the Company in Article II and, if the certificate contemplated by Section 5.1(c) is delivered, in such certificate delivered by the Company, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Seller, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer and other than the representations and warranties made by the Company in Article II and, if the certificate contemplated by Section 5.1(c) is delivered, in such certificate delivered by the Company, the Seller acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Seller, on behalf of itself and its Affiliates, hereby disclaims reliance upon any (a) financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business or (b)  any information presented to the Seller or any of its Affiliates or representatives in the course of the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. To the fullest extent permitted by applicable Laws, without limiting the representations and warranties contained in Article II, other than in the case of Fraud, neither the Company nor any of its Subsidiaries or any other Person shall have any liability to any Seller or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries or representatives to the Seller or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
Article IV

COVENANTS OF THE PARTIES
Section 4.1Termination of Tax Receivable Agreement. Effective as of (but subject to the consummation of) the Second Closing, the Company and the Seller Entities hereby agree that, automatically and without the action of any other Person, that certain Tax Receivable Agreement (the “TRA”), dated April 1, 2021, by and among the Company and the Seller Entities is terminated in full without any further liability or obligation (including any liability or obligation that may have arose prior to such termination) on any party thereto; provided, that the Company shall reimburse the Seller for any expenses incurred by the Seller that are reimbursable in accordance with the terms of the TRA at or prior to such termination.
Section 4.2Assumption of LTIP Award Settlement Agreement. Effective as of (but subject to the consummation of) the Second Closing, the Company hereby assumes the obligations of the Seller Entities under that certain LTIP Award Settlement Agreement, dated as of October 12, 2020, by and between the Company, the Seller Entities and the other parties thereto, as may be amended, supplemented or modified from time to time (including by that certain Letter Agreement, dated April 5, 2021, by and among the Company, the Seller Entities and the other parties thereto), terminates the Seller Entities as parties thereto, and novates the

Seller Entities from all liabilities and obligations thereunder (whether now or in the future existing).
Section 4.3Engagement of Valuation Firm. As of the date hereof, the Valuation Firm has been engaged to deliver the Solvency Opinion. Promptly following the execution and delivery of this Agreement, the Company shall (and shall continue to) (a) use reasonable best efforts to provide or make available accurate and complete information, employees and locations reasonably requested by the Valuation Firm for the performance of its services in a timely manner and (b) use reasonable best efforts to execute any customary certificates that are reasonably requested by the Valuation Firm regarding the accuracy of the information, data or other materials (financial or otherwise) provided by or on behalf of the Company to the Valuation Firm, in each case in order to enable to the Valuation Firm to complete its analysis and deliver (in the discretion of the Valuation Firm) its opinion as to whether the Company is solvent and has surplus in a timely manner such that, if the Company is solvent and has surplus and the other conditions to Article V are satisfied and waived, the consummation of both Closings hereunder could occur on or prior to 5 p.m. Eastern Time on February 27, 2026 (or such other date as determined by the Company and the Seller Entities). Further, the Company shall keep the Seller reasonably informed of the status of (i) the Company’s engagement of the Valuation Firm and (ii) the valuation analysis by the Valuation Firm of the Company’s solvency and the existence of surplus of the Company after giving effect to the transactions contemplated by this Agreement (provided, this clause (ii) shall not require the Company to share such analysis with the Seller, other than a copy of the opinion itself, subject to the execution of a non-reliance letter in form and substance acceptable to the Valuation Firm), in each case, on a reasonably prompt basis.
Section 4.4Ability to Transfer Equity. If (a) the First Closing has not occurred on or prior to the Initial Outside Date or (b) if the First Closing has occurred on or prior to the Initial Outside Date but the Second Closing has not occurred by 5 p.m. Eastern Time on February 27, 2026, each Seller Entity shall have the right, to sell, transfer, dispose of or assign all or any portion of the Sold Equity to one or more third parties (which, for the avoidance of doubt, shall not include any Affiliate of Blackstone Inc.), and any Sold Equity that is actually sold, transferred, disposed of or assigned to a third party prior to a Closing shall no longer be treated as Sold Equity hereunder, and upon notice to the Company, the Seller shall be entitled to update Schedule A to reflect the Sold Equity that is actually so sold to a third party.
Section 4.5Operating Covenants. From the date of the Prior Agreement until the earlier to occur of the Second Closing Date and this Agreement being terminated in accordance with Section 7.1, the Company shall not:
(i)purchase or redeem, however effected, any equity interests of the Company other than pursuant to this Agreement (which exception shall include any repurchase of FOAEC Units substantially concurrently with the Closing in connection with the purchase of the shares of Class A Common Stock constituting Sold Equity) or from a director, officer or employee in connection with the termination of service or employment of any director, officer or employee of the Company under circumstances where the purchase of such equity is permitted in accordance with equity documents (including any applicable grant or similar agreement) as of the date of the Prior Agreement;
(ii)voluntarily prepay in cash, or voluntarily accelerate the payment of, by means of a payoff, paydown, redemption, repurchase or otherwise, all or any portion of any indebtedness for borrowed money (other than to the extent specifically required by the terms of such indebtedness as of the date of the Prior Agreement, including with respect to any mandatory interest or amortization payments, in each case solely to the extent such payment is effected when and if required in accordance with the terms of such indebtedness as of the date of the Prior Agreement), and the Company shall cause Finance of America Funding LLC to not take any of the foregoing actions with respect to its 7.875% Senior Notes due 2025, its 7.875% Senior Notes due 2026 or its

10.000% Exchangeable Senior Notes due 2029 (except, with respect to Finance of America Funding LLC and the foregoing indebtedness, “as of the date of the Prior Agreement” shall also take into account any amendment or modification contemplated by the Support Agreement from and after the effectiveness of such amendment or modification);
(iii)declare, set aside, make or pay any dividend or distribution (whether in cash, assets, shares, other securities or property or any combination thereof) in respect of any equity interests of the Company or any of its Subsidiaries (other than among the Company and its Subsidiaries which do not involve payments to any third party);
(iv)take any action (or inaction) (A) with the intent to delay or prevent the Closing from occurring or to cause any of the conditions set forth in Article V to not be satisfied (including the receipt of the Solvency Opinion) or (B) with the knowledge that such action (or inaction) would reasonably be likely to materially delay or prevent the Closing from occurring or to cause any of the conditions set forth in Article V to not be satisfied (including the receipt of the Solvency Opinion), except this clause (B) shall not apply to any action (or inaction) taken by the Company if the Board of Directors determines that the Company failing to take such action (or inaction) would be inconsistent with its fiduciary duties; or
(v)authorize or commit to or otherwise agree to become obligated to do any action prohibited by this Section 4.5.
Article V

CONDITIONS TO THE PARTIES’ OBLIGATIONS
Section 5.1Conditions of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby to be consummated at each Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Seller, on or prior to the applicable Closing Date for such Closing, of each of the following conditions precedent:
(a)Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than Section 2.1 (Organization and Power), Section 2.2(a) (Authorization), and Section 2.5 (No Brokers or Finders) of this Agreement) shall be true and correct as of such Closing Date, except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) each of the representations and warranties of the Company contained in Section 2.1 (Organization and Power), Section 2.2(a) (Authorization), and Section 2.5 (No Brokers or Finders) of this Agreement shall be true and correct in all material respects on such Closing Date, except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct in all material respects as of such date or time).
(b)Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to such Closing.

(c)Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.1(a) and (b) have been satisfied.
(d)No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.
(e)Solvency Opinion. Solely with respect to the First Closing, the Company shall have received an opinion from Houlihan Lokey Capital, Inc. (or any successor thereto, the “Valuation Firm”), or another valuation firm mutually agreed between the Company and the Seller (and, upon such agreement, the term “Valuation Firm” shall mean such other valuation firm so mutually agreed), as to the solvency and the existence of surplus of the Company after giving effect to the transactions contemplated by this Agreement (the “Solvency Opinion”).
Section 5.2Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby at each Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Seller, on or prior to the applicable Closing Date for such Closing, of each of the following conditions precedent:
(a)Representations and Warranties. (i) Each of the representations and warranties of the Seller contained in Article III of this Agreement (other than Section 3.1 (Organization and Power), Section 3.2(a) (Authorization), Section 3.4 (Ownership of Sold Equity), and Section 3.7 (No Brokers or Finders) of this Agreement) shall be true and correct on and as of such Closing Date, except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) each of the representations and warranties of the Company contained in Section 3.1 (Organization and Power), Section 3.2(a) (Authorization), Section 3.4 (Ownership of Sold Equity), and Section 3.7 (No Brokers or Finders) of this Agreement shall be true and correct in all material respects on such Closing Date, except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct in all material respects as of such date or time).
(b)Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller at or prior to such Closing.
(c)Officer’s Certificate. The Company shall have received a certificate signed on behalf of the Seller Entities by a duly authorized officer of each Seller Entity certifying to the effect that the conditions set forth in Section 5.2(a) and (b) have been satisfied.
(d)No Order. There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.
(e)Solvency Opinion. Solely with respect to the First Closing, the Company shall have received the Solvency Opinion from the Valuation Firm.

Article VI

MISCELLANEOUS
Section 6.1Non-Survival. Except for the representations and warranties of the Seller contained in Section 3.4 (Ownership of Sold Equity), which shall survive for a period of twelve (12) months following the applicable Closing with respect to the portion of Sold Equity sold in such Closing, none of the representations and warranties contained in Article II and Article III hereof shall survive the Second Closing; provided that nothing herein shall relieve any Party of liability for any inaccuracy or breach of such representations and warranties in the case of Fraud. No covenants and agreements of the parties contained herein shall survive the Second Closing except for any covenants that, by their terms, require performance (in whole or in part) after the Second Closing, in which case such covenants shall survive in accordance with their terms.
Section 6.2Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a Party and delivered to the other Parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
Section 6.3Governing Law.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any Action arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such Action and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such Action in any such Chosen Court or that any such Action brought in any such Chosen Court has been brought in an inconvenient forum.
(c)Such Persons further covenant not to bring an Action with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.
(d)Without limiting the foregoing, each such Person agrees that service of process on such party at the address provided in Section 6.6 shall be deemed effective service of process on such Person.
(e)Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 6.4Entire Agreement; No Third Party Beneficiary. This Agreement contains the entire agreement by and among the Parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a Party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
Section 6.5Expenses. Without limiting Section 4.1, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees and the fees of the Valuation Firm shall be paid by the Party incurring such expenses; provided, that the Company shall reimburse the Seller for any out-of-pocket expenses incurred by the Seller in connection with any amendments of the Revolving Working Capital Promissory Notes to the extent required by the terms of the Revolving Working Capital Promissory Notes.
Section 6.6Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:
If to the Company, to:
Finance of America Companies Inc.
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Attention:    Graham Fleming
Email:    gfleming@financeofamerica.com
with a copy (which shall not constitute notice) to:
Finance of America Companies Inc.
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Attention:    General Counsel
Email:    larichmond@financeofamerica.com
and

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, New York 10017
Attention:    Michael Chao
Email:    michael.chao@stblaw.com
If to a Seller Entity, to:
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention:    Alejandro Canelas Fernandez
    Brendan Hung
    Tac Opps - Operations
Email:     Alejandro.CanelasFernandez@Blackstone.com
    Brendan.Hung@Blackstone.com
    TacOppsOperations@Blackstone.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     Lauren M. Colasacco, P.C.
    Keli Huang
Email:     lauren.colasacco@kirkland.com
    keli.huang@kirkland.com
Section 6.7Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company, with respect to any of its rights, interests and obligations under this Agreement in whole or in part (including, without limitation, solely the right to purchase Sold Equity at the applicable Closing in accordance with Section 1.2), to one or more Affiliates of the Company, and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and such Affiliate(s) shall become the Company hereunder (provided that any such assignment shall not relieve the Company of its obligations hereunder except to the extent its obligations are actually performed by such assignee(s)). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto without the prior written consent of the other Parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
Section 6.8Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 6.9Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party hereto. Any Party hereto may, only by an instrument in writing, waive compliance by any other Party or Parties hereto with any term or provision hereof on the part of such other Party or Parties hereto to be performed or complied with. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any Party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
Section 6.10Interpretation; Absence of Presumption.
(a)For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or”, “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(b)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
Section 6.11Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
Section 6.12Specific Performance. The Parties hereto agree that irreparable damage would occur and that a Party would not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each Party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity. Under no circumstances will the Seller be permitted or entitled to receive both (a) a grant of specific performance resulting in the consummation of the sale of the Sold Equity in exchange for receipt in full by the Seller of the Purchase Price therefor, and (b) the payment of monetary damages at any time.
Section 6.13Public Announcement. Subject to each Party’s disclosure obligations imposed by applicable Law (including beneficial ownership disclosures under Section 13 or Section 16 of the Exchange Act) or the rules of any stock exchange upon which its securities are listed, each of the Parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this

Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Seller will make any such news release or public disclosure (except disclosures required by applicable Law) without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each Party shall coordinate with the Party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.13 shall not apply to any press release or other public statement made by the Company or the Seller (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors or limited partners. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 6.13 limit disclosure by the Seller and their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to its existing or prospective general and limited partners, equityholders, financing sources, members, managers and investors of any Affiliates of such Person, including disclosing information about the transactions contemplated by this Agreement on their websites in the ordinary course of business consistent with past practice.
Section 6.14Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto, including Persons that become Parties hereto after the date of the Prior Agreement or that agree in writing to be bound by the terms of this Agreement, (the “Contract Parties”) and then only with respect to the specific obligations of such Party and subject to the terms, conditions and limitations set forth herein or therein. No Person other than the Contract Parties, including no current or former member, general or limited partner, stockholder, unitholder, Affiliate or Representative of any Contract Party, nor any member, general or limited partner, stockholder, unitholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute, or pursuant to any other theory of liability) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their respective negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each of the Contract Parties hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.
Section 6.15Further Assurances. From the date of the Prior Agreement until the Second Closing, without further consideration, the Company and the Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement and any and all other agreements or instruments executed and delivered to the Seller by the Company hereunder or thereunder, as applicable, including the Company (a) obtaining any consents of any third parties required to permit the consummation of the transactions contemplated hereby and (b) taking all action reasonably necessary (excluding the payment of any amount or agreeing to any additional obligations not contemplated by the terms of the Support Agreement (as defined below)) to obtain the consents under that certain Consent Support Agreement, dated August 4, 2025 (the “Support Agreement”), by and among FOAEC, Finance of America Funding LLC, Finance of America Holdings LLC, Incenter LLC, Finance of America Mortgage LLC, Finance of America Reverse LLC, MM Risk Retention LLC and the Consenting Noteholders (as defined therein) thereto to the extent necessary to permit the consummation of the transactions contemplated hereby.
Article VII

TERMINATION
Section 7.1Termination. This Agreement may be terminated at any time prior to the Second Closing:

(a)by mutual written consent of the Company and the Seller;
(b)by the Seller if the First Closing has not occurred on or prior to December 4, 2025 (the “Initial Outside Date”);
(c)if the First Closing has occurred, by the Seller if the Second Closing has not occurred on or prior to 5 p.m. Eastern Time on February 27, 2026;
(d)by either the Company or Seller, if any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and non-appealable;
(e)by notice given by the Company to the Seller if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Seller in this Agreement such that the conditions in Section 5.2(a) or 5.2(a) would not be satisfied and, if capable of being cured, which have not been cured by the Seller thirty (30) days after receipt by the Seller of written notice from the Company requesting such inaccuracies or breaches to be cured; provided, however, that the Company is not then in breach of any of its obligations hereunder; or
(f)by notice given by the Seller to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 5.1(a) or 5.1(b) would not be satisfied and, if capable of being cured, which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Seller requesting such inaccuracies or breaches to be cured; provided, however, that the Seller is not then in breach of any of its obligations hereunder.
Section 7.2Certain Effects of Termination. In the event that this Agreement is terminated in accordance with Section 7.1, neither Party (nor any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such Party of its obligations pursuant to this Agreement arising prior to such termination, and (b) any Fraud or intentional or willful breach of this Agreement; provided that, notwithstanding any other provision set forth in this Agreement, neither the Seller (in the aggregate), on the one hand, nor the Company, on the other hand, shall have any such liability in excess of the Purchase Price. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, in each case, except (i) as set forth in the preceding sentence and (ii) that the provisions of Section 6.2 to 6.4 (Counterparts, Governing Law, Entire Agreement) and Section 6.6 through Section 6.14 (Notices, Successors and Assigns, Headings, Amendments and Waivers, Interpretations; Absence of Presumption, Severability, Specific Performance, Public Announcement, Non-Recourse) shall survive the termination of this Agreement.
(Signature page follows)

The Parties have caused this Agreement to be executed as of the date first written above.
COMPANY
FINANCE OF AMERICA COMPANIES INC.
By:    /s/ Graham Fleming
Name: Graham Fleming
Title: Chief Executive Officer

[Signature Page to Repurchase Agreement]

FINANCE OF AMERICA EQUITY CAPITAL LLC
By:    /s/ Graham Fleming
Name: Graham Fleming
Title: Chief Executive Officer

SELLER
BTO URBAN HOLDINGS L.L.C.
By: /s/ Christopher James_____________________
Name: Christopher James
Title: Authorized Signatory

[Signature Page to Repurchase Agreement]

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.

By: BTOA – NQ L.L.C., its sole member

By: /s/ Christopher J. James___________________
Name: Christopher J. James
Title: Authorized Signatory

[Signature Page to Repurchase Agreement]

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP NQ - ESC L.P.

By: BTO-NQ Side-by-Side GP L.L.C., its general partner

By: /s/ Christopher J. James___________________
Name: Christopher J. James
Title: Authorized Signatory

[Signature Page to Repurchase Agreement]

BTO URBAN HOLDINGS II L.P.
By: Blackstone Tactical Opportunities Associates L.L.C., its general partner

By: BTOA L.L.C., its sole member
By: /s/ Christopher J. James___________________
Name: Christopher J. James
Title: Authorized Signatory

[Signature Page to Repurchase Agreement]

EXHIBIT A
DEFINED TERMS
1.    The following capitalized terms have the meanings indicated:
“Action” means any action, claim, complaint, suit, arbitration, investigation, hearing or other proceeding, whether civil or criminal, at Law or in equity, brought, conducted or heard before, or otherwise involving, any Governmental Entity.
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Company and its Subsidiaries, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which the Seller or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Seller and (iii) Blackstone Inc. and its Affiliates, other than the Seller, operating businesses distinct from the Tactical Opportunities business of Blackstone Inc. shall not be deemed to be Affiliates of the Seller, the Company or any of the Company’s Subsidiaries.
“Board of Directors” means FOA’s board of directors.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of FOA.
“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of FOA.
“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Earnout Right” means the right to receive a share of Class A Common Stock or FOAEC Unit pursuant to Section 3.04 of the Transaction Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FOAEC” means has the meaning set forth in the preamble.

“FOAEC Units” means Class A Units of FOAEC.
“Fraud” means knowing and intentional fraud with respect to the making of the representations and warranties expressly set forth in this Agreement or any certificate delivered in connection herewith.
“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.
“Governing Documents” means, collectively, (i) the Amended and Restated Certificate of Incorporation of FOA, as the same may be further amended or restated, (ii) the Amended and Restated Bylaws of FOA, as the same may be further amended or restated, (iii) the Certificate of Formation of FOAEC, as the same may be further amended or restated, (iv) the FOA Stockholders Agreement and (v) the Amended and Restated Limited Liability Company Agreement of FOAEC, as the same may be further amended or restated.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission, stock exchange or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).
“Law” means any order, law, statute, regulation, rule (including interpretive rules), ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Entity, as in effect at the applicable time.
“Lien” means any lien, encumbrance, claim, adverse ownership interest, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.
“Material Adverse Effect” means, with respect to a party hereto, any event, change, development, circumstance, condition, state of facts or occurrence that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to the ability of such party to perform its obligations or consummate the transactions contemplated hereby by the applicable Closing Date (or on a timely basis to the extent such obligations require performance after the applicable Closing Date).
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a government or other agency or political subdivision thereof.
“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors.

“SEC” means the Securities and Exchange Commission.
“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed or furnished by the Company with the SEC prior to the applicable Closing Date.
“Securities Act” means the Securities Act of 1933, as amended.
“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“FOA Stockholders Agreement” means that certain Stockholders Agreement, dated April 1, 2021, by and among FOA, the Seller and Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., Libman Family Holdings LLC and The Mortgage Opportunity Group LLC, as the same may be further amended or restated.
“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Transaction Agreement” means that certain Transaction Agreement, dated as of October 12, 2020, by and among Replay Acquisition Corp., the Company, RPLY Merger Sub LLC, RPLY BLKR Merger Sub LLC, Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., Blackstone Tactical Opportunities Associates – NQ L.L.C., FOAEC, BTO Urban Holdings L.L.C., Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., Libman Family Holdings LLC, The Mortgage Opportunity Group LLC, L and TF, LLC, UFG Management Holdings LLC, and Joe Cayre, as may be amended, supplemented or modified from time to time (including by that certain Letter Agreement, dated April 5, 2021, by and among the Seller Representatives identified therein, Replay Acquisition LLC, and Finance of America Equity Capital LLC).

“Revolving Working Capital Promissory Notes” means that (i) that certain Revolving Working Capital Promissory Note, dated June 14, 2019 (as amended, restated and/or modified and in effect from time to time, the “BX Promissory Note”) by and between FOAEC and BTO Urban Holdings L.L.C., and (ii) that certain Revolving Working Capital Promissory Note, dated June 14, 2019 (as amended, restated and/or modified and in effect from time to time, the “LFH Promissory Note”) by and between FOAEC and Libman Family Holdings, LLC.
2.    The following terms are defined in the Sections of the Agreement indicated:
INDEX OF TERMS

Term	Section
Agreement	Preamble
Applicable Matters	6.3(b)
Audit Committee	Recitals
Chosen Court	6.3(b)
Chosen Courts	6.3(b)
Closing	1.2(b)
Closing Date	1.2(b)
Code	1.2(d)
Company	Preamble
Contract	2.2(b)
Contract Parties	6.14
First Closing	1.2(a)
First Closing Date	1.2(a)
First Closing Purchase Price	1.1
First Closing Sold Equity	1.1(a)
IRS	1.2(c)
Outside Date	7.1(b)
Party	Preamble
Purchase Price	1.1
Second Closing	1.2(b)
Second Closing Date	1.2(b)
Second Closing Purchase Price	1.1
Second Closing Sold Equity	1.1(b)
Seller	Preamble
Seller Entity	Preamble
Sold Equity	1.1(b)
Solvency Opinion	5.1(e)
Support Agreement	6.15
TRA	4.1

Term	Section
Transaction Expenses	6.5
Valuation Firm	5.1(e)

SCHEDULE A
LIST OF SELLER ENTITIES AND SOLD EQUITY

Seller Entity	Sold Equity
Blackstone Tactical Opportunities Associates – NQ L.L.C.	1 share of Class B Common Stock 36,300 Earnout Rights
BTO Urban Holdings L.L.C.	4,809,922 FOAEC Units 771,710 shares of Class A Common Stock 1 share of Class B Common Stock 594,246 Earnout Rights
Blackstone Family Tactical Opportunities Investment Partnership - NQ ESC L.P.	27,611 FOAEC Units 4,322 shares of Class A Common Stock 1 share of Class B Common Stock 3,410 Earnout Rights
BTO Urban Holdings II L.P.	2,416,252 shares of Class A Common Stock 1 share of Class B Common Stock 223,804 Earnout Rights